Exhibit 99.3

ASSET PURCHASE AGREEMENT

among

HOME BANCSHARES, INC.

CENTENNIAL BANK

and

UNION BANK & TRUST

dated as of

June 29, 2018

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 29, 2018, is entered into by and among Home BancShares, Inc., an Arkansas corporation (“HBI”), Centennial Bank, an Arkansas state bank (“Centennial” and collectively with HBI, “Buyer”), and Union Bank & Trust, a Virginia state bank (“Seller”).

RECITALS

WHEREAS, Seller is engaged through its Shore Premier Finance Division in the business of marine lending (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in 2.08(a).

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Origination Agreement, the Transition Services Agreement, the Power of Attorney and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(e).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.05(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Conway, Arkansas or Richmond, Virginia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash Consideration” has the meaning set forth in Section 3.02(b)(i).

“Centennial” has the meaning set forth in the preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” is any real or personal property in which a security interest was granted or purported to be granted to Seller for the Purchased Loans or Receivables.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and other legally binding arrangements, whether written or oral.

“Conversion” means the conversion of the data from Horizon, FISERV and any other vendor or ancillary system with respect to the Purchased Assets, including but not limited to the Purchased Loans.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit File” means the actual original and electronic copies of the credit and/or collateral files, which contains documents, which enable the proof of a Receivable, a Purchased Loan, Collateral, or perfection of Collateral and which contains, inter alia, the related master data, correspondence with Obligors, attorneys at law, the United States Coast Guard, or any other ship registry.

“Deposits” means deposits held by Seller in connection with the Business, including but not limited to demand deposits and interest bearing deposits.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” shall mean 11:59 p.m. Eastern Time on June 30, 2018.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Permit issued pursuant to an Environmental Law.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Outstanding Balance” has the meaning set forth in Section 2.06(a).

“Estimated Purchase Price Calculation” has the meaning set forth in Section 2.06(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Fiscal Year Financial Statements” has the meaning set forth in Section 4.04.

“Final Outstanding Balance” has the meaning set forth in Section 2.06(b).

“Final Purchase Price Calculation” has the meaning set forth in Section 2.06(b).

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination consent agreement or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HBI” has the meaning set forth in the preamble.

“HBI Common Stock” means common stock, $0.01 par value per share, of HBI.

“HBI Share Average Closing Price” means the volume-weighted average closing price per share of HBI Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third Business Day prior to the Closing Date, rounded to the nearest whole cent.

“Holding Period” is the six (6) month period after the Closing Date during which Seller must hold the HBI Common Stock pursuant to Rule 144.

“Holding Period Expiration Date” is the first Business Day after the expiration of the Holding Period on which Seller is no longer required to hold the HBI Common Stock pursuant to Rule 144.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(d).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional) and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, customer lists, prospect lists, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Key Employees” means the employees of Seller listed in Section 1(a) of the Disclosure Schedule.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any executive officer of Buyer.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any executive officer of Seller or any of the Key Employees.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loan” means a loan, extension of credit, floor plan line of credit, installment contract or other indebtedness, including all loans related to the Business made to boat owners, dealers or manufacturers.

“Loan Purchase Schedule” means a schedule of Loan(s) sold by Seller to Buyer which schedule shall be furnished by Seller to Buyer in Section 1.1(a) of the Disclosure Schedule and annexed as Schedule A to the Bill of Sale by Seller with respect to such Loans and which shall contain the following information for each Loan: account number, Obligor(s) name(s), unpaid principal balance, amount of accrued interest; number of days of accrued interest, current interest rate, per diem interest amount, interest paid through date, next due date, last paid date, state of origin, and state of current residence of Obligor. Seller shall furnish Buyer the Loan Purchase Schedule on the date of this Agreement.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (v) any natural disaster, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.08; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Obligor” is each Person obligated to pay Seller with respect to a Receivable or any Purchased Loan or who has granted Seller a security interest in any Collateral securing, or guaranteed payment of, any such Receivable or Purchased Loan.

“Option” has the meaning set forth in Section 6.07(a).

“Origination Agreement” means that certain Origination Agreement by and between Centennial and Seller to be executed at Closing for the origination and transfer of certain specified loans made after Closing.

“Outstanding Balance” means the principal amount due of each Purchased Loan. The Outstanding Balance shall be reduced by any unpaid fees and insurance premium refunds due to cancellation of insurance.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(c).

“Post-Closing Adjustment Statement” has the meaning set forth in Section 2.06(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Power of Attorney” has the meaning set forth in Section 3.02(v).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Price Protected Period” means the thirty (30) day period following satisfaction of any applicable holding period and other requirements of Rule 144.

“Price Variance” has the meaning set forth in Section 2.07.

“Price Variance Statement” has the meaning set forth in Section 2.07.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Loans” has the meaning set forth in Section 2.01(a).

“Real Property” has the meaning set forth in Section 4.10.

“Receivables” has the meaning set forth in Section 2.01(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(d).

“Restricted Business” means the origination of marine finance loans in excess of $5,000,000 per calendar year other than marine loans made from time to time in the ordinary course of business and not as a result of a lending program focused on marine loans.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Stock Consideration” has the meaning set forth in Section 3.02(b)(ii).

“Stock Price Adjustment” has the meaning set forth in Section 2.07.

“Stock Price Adjustment Statement” has the meaning set forth in Section 2.07.

“Tangible Personal Property” has the meaning set forth in Section 2.01(g).

“Tax Clearance Certificate” has the meaning set forth in Section 6.14.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service,

service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trademark” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Union” has the meaning set forth in Section 4.18(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all Loans set forth on the Loan Purchase Schedule (the “Purchased Loans”) and all incidents of such Purchased Loans, including without limitation, the Credit Files, all of Seller’s interest under each and every existing policy or certificate of insurance, if any to the extent such policy or certificate relates to any Collateral securing any Purchased Loan or as it relates to the life or lives, health or unemployment of any Obligor, and all pending insurance claims; all claims filed in the future, if any, and the proceeds thereof;

(b) all payments of principal or interest received on the Purchased Loans after the Closing, and all recoveries with respect to any advances made with respect to the Purchased Loans collected after the Closing;

(c) other than as provided for in the Transition Services Agreement, all servicing rights and responsibilities including without limitation, all rights to receive servicing fees and other servicing-related income and benefits, with respect to each Purchased Loan under this Agreement;

(d) all accounts or notes receivable held by Seller and any other claims of the Seller against an Obligor, consisting of the balance outstanding, the interest due (including default interest and interest accrued, but not paid, prior to the Effective Time), and costs, and any current or future security, claim, remedy or other right resulting from or related to any of the foregoing accounts, notes or claims (“Receivables”);

(e) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(e) of the Disclosure Schedules (the “Assigned Contracts”);

(f) all Intellectual Property Assets;

(g) all furniture, fixtures, office equipment, supplies, computers, and other tangible personal property set forth on Section 2.01(g) of the Disclosure Schedules (the “Tangible Personal Property”);

(h) all Permits, except for permits related to the conduct of the business of banking, which are held by Seller and required solely for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those Permits listed on Section 4.15(b) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law (but if any Permit cannot be transferred under applicable Law, Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Permit);

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including but not limited to all Actions against third parties, including any dealer in respect of which a Purchased Loan financed the purchase of a product from such dealer;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) to the extent related to any Purchased Assets;

(k) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m) originals, or, where not available, copies (electronic or paper), of all books and records of the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, equipment maintenance files, customer lists, compliance records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), loan sales material and records (including policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(n) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. The term “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets and shall include, without limitation:

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) cash and cash equivalents relating to or constituting Deposits;

(d) all Real Property;

(e) all Benefit Plans and assets attributable thereto; and

(f) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be paid, performed or discharged after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; and

(b) those Liabilities of Seller set forth on Section 2.03(b) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.13; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any lender liability claim which arises out of or is based upon any act or omission of Seller;

(f) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(g) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(h) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller on or prior to the Closing Date;

(i) any trade accounts payable of Seller;

(j) any Liabilities of the Business relating or arising from unfulfilled loan commitments that do not constitute part of the Purchased Assets;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(l) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(m) any Liabilities owing to financial institutions associated with debt, loans or credit facilities of Seller and/or the Business; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order; and

(o) Deposits.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be equal to (x) the Outstanding Balance of the Purchased Loans at Closing multiplied by (y) 1.05, plus (z) the amount of the accrued and unpaid interest on the Purchased Loans at Closing, all subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. As of the date of this Agreement, the Purchase Price is estimated to be approximately Four Hundred Three Million, Four Hundred Sixteen Thousand, Seven Hundred Seventy-Five Dollars ($403,416,775). The Purchase Price shall be paid as provided in Section 3.02.

Section 2.06 Purchase Price Adjustment.

(a) Seller shall, no later than the date of this Agreement, deliver to Buyer in writing, Seller’s good faith estimate of the Outstanding Balance as of the Effective Time (the “Estimated Outstanding Balance”) and the calculation of the Purchase Price based on such number. The Purchase Price paid on the Closing Date shall be calculated based on the Estimated Outstanding Balance (the “Estimated Purchase Price Calculation”).

(b) Within four (4) Business Days after the Closing Date, Seller shall prepare and deliver to Buyer in writing the final calculation of the Outstanding Balance as of the Effective Time (the “Final Outstanding Balance”) and the calculation of the Purchase Price based on such number (the “Final Purchase Price Calculation”) as certified by the Chief Financial Officer of Seller (the “Post-Closing Adjustment Statement”). The Post-Closing Adjustment Statement shall include a calculation of the Post-Closing Adjustment, as defined in Section 2.06(c) below.

(c) The “Post-Closing Adjustment” shall be an amount equal to the Estimated Purchase Price Calculation minus the Final Purchase Price Calculation plus the amount of interest expected to be incurred by Buyer based on an interest rate of 2.14% per annum for borrowing the Cash Consideration for two (2) days. If the Post-Closing Adjustment is a positive number, Seller shall pay to Buyer an amount in Dollars equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer shall pay to Seller an amount in Dollars equal to the Post-Closing Adjustment. The Post-Closing Adjustment payment shall be due and payable by wire transfer of immediately available funds to an account designated in writing by the receiving party within three (3) Business Days after the Post-Closing Adjustment Statement is accepted as provided in Section 2.06(d) below.

(d) Buyer shall have five (5) Business Days after receipt of the Post-Closing Adjustment Statement to notify Seller in writing of any dispute of any item contained in the Post-Closing Adjustment Statement, which notice shall set forth in reasonable detail the basis for such dispute and provide reasonable supporting documentation for such disagreement. If Buyer fails to notify Seller of any such dispute within such five (5) Business Day period, the Post-Closing Adjustment Statement will be deemed accepted by Buyer and will be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by either party. In the event that Buyer notifies Seller of any dispute, Buyer and Seller will cooperate in good faith and use commercially reasonable efforts to resolve such dispute as promptly as possible. If Buyer and Seller are unable to resolve any such dispute within five (5) Business Days of Buyer’s delivery of the foregoing notice (the “Resolution Period”), then all amounts remaining in dispute will be submitted to an impartial firm of independent certified public accountants mutually agreeable to both parties (the “Independent Accountant”), who shall resolve the disputed items only and make any applicable adjustments to the Post-Closing Adjustment Statement and Post-Closing Adjustment amount. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the disputed items and their adjustments to the Post-Closing Adjustment Statement and the Post-Closing Adjustment amount shall be conclusive and binding upon the parties hereto. Upon delivery of the Independent Accountant’s revisions to the Post-Closing Adjustment Statement and the Post-Closing Adjustment amount to Buyer and Seller, the Post-Closing Adjustment Statement shall be deemed accepted. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Stock Price Protection. Promptly following the end of the Price Protected Period, Seller shall provide Buyer a statement setting forth in reasonable detail the aggregate proceeds, net of reasonable trading commissions and other sales transactions costs, to the Seller from sales during the Price Protected Period of shares of HBI Common Stock comprising the Stock Consideration (the “Price Variance Statement”). If such aggregate net proceeds are less than the product of (i) the HBI Share Average Closing Price and (ii) the number of such shares sold by Seller during the Price Protected Period (such difference, the “Price Variance”), Buyer shall pay to Seller an amount in dollars equal to the Price Variance; provided, however, that Seller shall have not sold more than 100,000 shares of HBI Common Stock in any one (1) trading day during the Price Protected Period if the sales price for any such shares sold during such trading day is less than the HBI Share Average Closing Price. Such payment shall be due and payable by wire transfer of immediately available funds to an account designated in the Price Variance Statement by Seller promptly after receipt by Buyer of the Price Variance Statement.

Section 2.08 Allocation of Purchase Price.

(a) Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within twenty (20) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days following the Closing Date, such dispute shall be resolved by the Independent Accountant, with such resolution to be final, binding and conclusive for all purposes of this Agreement and not subject to any further recourse by either party. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer.

(b) Buyer and Seller covenant and agree that the allocation in the Allocation Schedule shall be conclusive and final for all purposes of this Agreement, except as otherwise required to comply with applicable law, including Section 1060 of the Code, or as otherwise agreed by Buyer and Seller. The parties shall make consistent use of such allocation, fair market value and useful lives for all Tax purposes and in all Tax Returns (including amended Tax Returns, claims for refund IRS Form 8594 and the reports required to be filed under Section 1060 of the Code) and information reports. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule. In the event of any proceeding related to the determination of any Tax resulting from such allocation, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 2.09 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10 Third Party Consents. To the extent that Seller’s rights under any Purchased Loan, Assigned Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer, in its sole discretion, would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing.

(a)    Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place as the parties shall agree, at 11:00 a.m. Eastern time on a date to be specified by the parties, which date shall be no later than five (5) Business Days after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be effective at the Effective Time.

(b)    In the event that the Cash Consideration and the Stock Consideration shall have been delivered to Seller prior to the Effective Time and an event outside of Buyer’s control shall prevent transfer of the Loans to Buyer as of the Effective Time, unless Buyer and Seller otherwise agree in writing, Seller shall promptly refund the Cash Consideration to Buyer and surrender to Buyer or its transfer agent for cancellation the shares of HBI Common Stock comprising the Stock Consideration, and the parties shall otherwise be restored to their respective positions immediately prior to Closing, with Section 10.01 hereof governing all costs and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale substantially in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment or assignments substantially in the form of Exhibit C hereto or in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) the Transition Services Agreement substantially in the form of Exhibit D hereto (the “Transition Services Agreement”) and duly executed by Seller;

(v) a power of attorney in the form of Exhibit E hereto and duly executed by Seller (the “Power of Attorney”);

(vi) the Origination Agreement;

(vii) the Seller Closing Certificate;

(viii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k); and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) $374,504,275 (“Cash Consideration”) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) 1,250,000 shares of HBI Common Stock (which is equal to $28,912,500 divided by the HBI Share Average Closing Price (the “Stock Consideration”); provided, however, that no book entry credit representing fractional shares of HBI Common Stock shall be issued to Seller. In lieu of any fractional share of HBI Common Stock to which Seller would otherwise have been entitled to receive, Seller shall receive cash (without interest) in an amount rounded to the nearest whole cent, equal to the product of (i) the HBI Share Average Closing Price, and (ii) the fraction of a share of HBI Common Stock to which Seller would otherwise have been entitled to receive pursuant to this Section 3.02(b)(ii).

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Transition Services Agreement duly executed by Buyer;

(v) the Origination Agreement;

(v) the Buyer Closing Certificate; and

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a state bank duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of Disclosure Schedules sets forth each jurisdiction in which Seller is licensed and qualified to do business in connection with the Purchased Assets or the operation of the Business.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the unaudited balance sheet of the Business as at December 31 in each of the years 2015, 2016 and 2017 and the related unaudited statements of income for the years then ended (the “Fiscal Year Financial Statements”), and the unaudited the balance sheet of the Business as at March 31, 2018 and the related unaudited statements of income for the three-month period then ended (the “Interim Financial Statements” and together with the Fiscal Year Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Receivables or Purchased Loans, establishment of reserves for uncollectible Receivables or Purchased Loans, accrual of Receivables or Purchased Loans, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract with respect to the Business that would constitute a Material Contract;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except in the ordinary course of business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer or assignment of, or grant of any license or sublicense under or with respect to, any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i) abandonment or lapse of, or failure to maintain in full force and effect, any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or any Permit that is a Purchased Asset;

(l) imposition of any Encumbrance upon any of the Purchased Assets;

(m) hiring or promoting any employee of the Business except to fill a vacancy in the ordinary course of business;

(n) adoption, modification or termination of any employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law that would adversely affect the Business or the ability of Seller to consummate the transactions contemplated by this Agreement and the Ancillary Documents;

(p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually or $100,000 in the aggregate, except for purchases of supplies in the ordinary course of business consistent with past practice;

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing; or

(r) agreement with FISERV or any other third party provider to the Business which would limit, in any way, Buyer’s rights under this Agreement to access the records of Xenith Bank, Xenith Bankshares, Inc. and Seller associated with the Business.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound, in each case in connection with the Business or the Purchased Assets (such Contracts, together with all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi) except for Contracts relating to trade receivables and the Purchased Loans, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts with any Governmental Authority;

(viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all joint venture, partnership or similar Contracts;

(x) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xi) all powers of attorney with respect to the Business or any Purchased Asset;

(xii) all collective bargaining agreements or Contracts with any Union; and

(xiii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable (including pursuant to extensions);

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the furniture, fixtures, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property. Section 4.10 of the Disclosure Schedules sets forth each parcel of real property owned or leased by Seller and used in or necessary for the conduct of the Business as currently conducted (collectively, the “Real Property”), including with respect to each property, the address and use thereof and whether such property is owned or leased.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted. All Intellectual Property Registrations are in good standing. Seller has provided Buyer with true and complete copies of any file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations in its possession.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal, beneficial, and, with respect to the Intellectual Property Registrations, record owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(c) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(f) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

(g) Seller has not, within the previous 24 months received any complaint, notice, demand or allegation of any kind from any blind, visually impaired, deaf, hearing impaired, or other disabled person, or any attorney or other person acting on their behalf, regarding the accessibility, inaccessibility, or usability of any of the websites, apps, and other electronic and digital communication tools used by Seller in the operation of the Business which are part of the Intellectual Property Assets.

Section 4.12 Purchased Loans and Receivables. The Purchased Loans and Receivables reflected on the Interim Balance Sheet and those arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Purchased Loans or Receivables arising after the Interim Balance Sheet Date, on the accounting records of the Business. Additionally, with respect to each Purchased Loan, as of the date of this Agreement and as of the Closing Date:

(a) The information contained in the Credit File and the Loan Purchase Schedule is true, accurate and complete.

(b) The terms of the Purchased Loans have not been impaired, waived, altered, or modified in any respect, except by written agreement, the original or a copy of which is in the Credit File for the applicable Purchased Loan.

(c) No fraud, error, omission, misrepresentation or gross negligence with respect to a Purchased Loan has taken place on the part of Seller or, to the Knowledge of Seller, the Obligor, or any other party involved in the solicitation, origination or servicing of the Loan, or in the application by Seller for any insurance in relation to such Loan or in connection with the sale of such Loan to Buyer.

(d) The Purchased Loans, including without limitation the origination, servicing and transfer thereof, any security document or note related thereto and any insurance policy, certificate and coverage relating thereto, and any Seller’s activities in connection therewith, comply in all material respects with all applicable federal, state and local Laws, including without limitation all usury, truth-in-lending, consumer credit protection, equal credit opportunity or disclosure Laws applicable to the Purchased Loan. Seller has used reasonable origination, servicing and acquisitions procedures to ensure such regulatory compliance.

(e) Each Purchased Loan was underwritten in accordance with Sellers underwriting guidelines, as provided to Buyer, which underwriting guidelines satisfy the standards of prudent lenders of the same type of loans as the Purchased Loans.

(f) With respect to the Collateral securing each Purchased Loan, all such Collateral is insured against loss or damage to such Collateral as is appropriate to such Collateral. All individual insurance policies with respect to the Collateral contain a standard loss payee clause naming Seller and its successors and assigns as loss payee. Subject to applicable Law, the Obligor is obligated to maintain appropriate insurance at the Obligor’s cost and expense and Seller is allowed but not obligated to advance funds to procure such insurance in the event Obligor does not and to seek reimbursement therefor from the Obligor.

(g) The Obligor with respect to each Purchased Loan has not been released, in whole or in part, from such Obligor’s obligations with respect to the Purchased Loan.

(g) Seller has a valid, subsisting, enforceable and properly perfected first security interest or lien in any Collateral securing the Purchased Loans.

(h) No instruments other than those delivered, or to be delivered at Closing, to Buyer are required under applicable Law to evidence the indebtedness represented by the Purchased Loan or to perfect the security interest in the Collateral.

(i) All Obligors were the real parties in interest on the applicable Purchased Loans and were not mere nominees or accommodation parties for any other Persons and had full legal capacity to execute same. Except as set forth on the Loan Purchase Schedule, none of the Obligors is deceased, and each signature is the genuine and authentic signature of the person it purports to be.

(j) There are no material defaults, breaches, violations or events of default and/or acceleration existing with respect to any Purchased Loans except as set forth on Section 4.12(j) of Seller’s Disclosure Schedule. To Seller’s knowledge, there has not occurred any event or events which, with the passage of time or the giving of notice or both, would reasonably be expected to give rise to such material defaults, breaches, violations or events of default and/or acceleration, except as set forth on Section 4.12(j) of Seller’s Disclosure Schedule. Seller has not waived any default, breach, violation or event of default or acceleration with respect to the Purchased Loans.

(k) To the knowledge of Seller, there are no mechanic’s or materialman’s liens or claims for work, labor or materials affecting the Collateral which are or may be liens prior to, or equal or coordinate with, the lien of the Collateral.

(l) All information and each document contained in each Credit File is true, complete, accurate, and correct. Seller has no actual Knowledge of any circumstances or conditions that, in Seller’s opinion, would reasonably be expected to cause any Purchased Loan to become delinquent.

(m) Each credit report obtained in connection with the origination of a Purchased Loan was properly obtained from a major credit reporting agency, and was less than sixty (60) days old at the time of origination.

Section 4.13 Insurance. Seller or its Affiliates have purchased and maintain policies or binders of insurance relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”) of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and such Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies.

Section 4.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Permit under an Environmental Law by, Seller.

(d) Seller has no Knowledge of nor does it reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the operation of the Business or the Purchased Assets as currently carried out.

Section 4.17 Employee Benefit Matters. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to liability under any Benefit Plan, to a penalty under ERISA or to tax or penalty under the Code.

Section 4.18 Employment Matters.

(a) Within two (2) pay periods of Seller following July 1, 2018, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees (other than Key Employees), independent contractors or consultants of the Business for services performed on or prior to the Closing Date shall have been paid in full by Seller and there shall then be no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees. With respect to Key Employees, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to each such Key Employee for services performed on or prior to the date of his or her termination, resignation or other separation from the Seller shall have been paid in full by Seller and there shall then be no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees payable to such Key Employee, in each case within two (2) pay periods of such termination, resignation or other separation from Seller.

(b) Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Business, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Business or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller has complied with the WARN Act, and it has no plans to undertake any action on or before the Closing Date that would trigger the WARN Act.

Section 4.19 Taxes.

(a) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of the Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable, including pursuant to extensions). Nothing has occurred with respect to any Tax Return including information regarding the Business, or act or omission with respect to Taxes arising in connection with the Business, that has subjected or could reasonably be expected to subject, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to liability for Taxes or penalty under the Code or any other applicable Law.

(b) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.20 Brokers. Except for Sandler O’Neill & Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.21 Investment Representations. Seller is acquiring the HBI Common Stock for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of distributing such HBI Common Stock, or selling, transferring or otherwise disposing of such HBI Common Stock in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America. Seller understands that (a) the shares of HBI Common Stock are “restricted securities,” as defined in Rule 144; (b) such HBI Common Stock has not been registered under the Securities Act, and is being issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) Buyer has no obligation to so register the HBI Common Stock; (d) the HBI Common Stock may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws; and (c) until such time as the HBI Common Stock becomes eligible for resale by Seller, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration. The certificate or book-entry entitlement evidencing the HBI Common shall contain or otherwise evidence the following legend or a substantively similar restriction on transfer:

“The shares of common stock represented by this certificate have not been registered under the federal securities laws or the securities laws of any state and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The shares are subject to restrictions on transferability and resale. The shares may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under applicable federal or state securities laws or an opinion of counsel satisfactory to the issuer to the effect that registration is not required thereunder. Any transfer contrary hereto is void.”

Section 4.22 Information on Buyer. Seller has been provided access via the Commission’s public website at www.sec.gov/EDGAR to copies of Buyer’s Annual Report on Form 10-K for the period ended December 31, 2017 and its other filings with the Commission, and represents and warrants that it has read and reviewed these reports, together with Buyer’s other filings with the Commission. Seller is a sophisticated investor who has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, the HBI Common Stock and this Agreement. Seller, either alone or together with its advisors, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the transactions contemplated hereby, to evaluate the merits and risks of an investment in the HBI Common Stock and to make an informed investment decision with respect thereto. Seller understands that its acquisition of the HBI Common Stock is a speculative investment, and Seller represents that it is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

Section 4.23 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. HBI is a corporation duly organized, validly existing and in good standing under the Laws of the state of Arkansas. Centennial is an Arkansas state chartered bank, duly organized, validly existing and in good standing under the Laws of the state of Arkansas.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except for any required approvals from the Commonwealth of Virginia or the Arkansas State Bank Department, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has, and will have on the Closing Date, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.

Section 5.07 Authorized Capitalization; Issuance of Stock Consideration. The shares of HBI Common Stock to be issued and sold by Buyer as Stock Consideration under this Agreement have been duly authorized and reserved for issuance by Buyer and, when issued and delivered and paid for as provided in this Agreement, will be duly and validly issued, will be fully paid and nonassessable and will conform in all material respects to the description thereof in Buyer’s reports filed with the Commission; and the issuance and sale of such shares are not and will not be subject to any preemptive or similar rights.

Section 5.08 Nasdaq Listing. All of the shares of HBI Common Stock that will be issued and sold by Buyer as Stock Consideration under this Agreement have been approved for listing on Nasdaq, subject only to official notice of issuance if required.

Section 5.09 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof through the Closing Date, Seller shall, unless Buyer consents in writing otherwise:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect the Purchased Loans and Receivables in a manner consistent with past practice, without discounting such Purchased Loans and Receivables;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear with respect to the Tangible Personal Property;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j) not make any extension of credit, which would be classified as a Purchased Loan at Closing, individually or in the aggregate with other Purchased Loans or extensions of credit to the same relationship, in excess of One Hundred Thousand Dollars ($100,000);

(k) not renew or amend any extension of credit, which would be classified as a Purchased Loan at Closing, individually or in the aggregate with other Purchased Loans or extensions of credit to the same relationship, in excess of One Hundred Thousand Dollars ($100,000);

(l) not make, renew, or amend any extension of credit, which would be classified as a Purchased Loan at Closing, that is to a borrower who has an existing credit that Seller has adversely classified or would be subject to the Federal Reserve Board’s Regulation O; and

(m) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to and Delivery of Information and Credit Files. From the date hereof until the Closing, Seller shall, except as prohibited by Law, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Purchased Assets, Credit Files, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. After Closing, Seller shall deliver to Buyer or, to the extent original or electronic copies can not be delivered, provide Buyer access to the Purchased Assets, Credit Files, Books and Records, Assigned Contracts and any other documents and data related to Business as provided in the Transition Services Agreement.

Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Effective as of the Effective Time or such other time as agreed upon with Buyer, Seller shall terminate all employees of the Business who are then employed by Seller. At Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees to commence on the day after the Effective Time. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee (other than Key Employees), officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date, and Seller shall pay all such amounts to all entitled persons within two (2) pay periods of Seller following July 1, 2018. With respect to Key Employees, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Key Employee, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the date of such Key Employee’s termination, resignation or other separation from Seller, and Seller shall pay all such amounts to all entitled persons within two (2) pay periods of such termination, resignation or other separation from Seller. In addition, Buyer shall have no obligations for any employer or joint employer liability for any Key Employee for any period relating to the service with Seller at any time on or prior to such employee’s termination, resignation or other separation from Seller.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (except for ownership of HBI Common Shares); or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or its Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (y) there shall be no restriction on Seller or its Affiliates interacting with any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, with respect to business or matters other than the Restricted Business, and (z) Seller and its Affiliates will be permitted to conduct the Restricted Business in the Territory to the extent such conduct is the continuation of the past business practices of an entity acquired by Seller or an Affiliate of Seller and such Restricted Business constitutes less than 20% of the gross loans of the acquired entity; provided, however, that if Seller acquires any entity which conducts Restricted Business as permitted by the foregoing, Seller hereby grants Buyer an option to purchase all or part of such Restricted Business for an amount equal to the fair market value of such business (the “Option”). Seller shall give Buyer written notice of the purchase of Restricted Business permitted by the foregoing within thirty (30) days after the completion of such purchase, together with its good faith estimate of the fair market value of such Restricted Business and such financial and other information regarding the Restricted Business as is reasonably requested by Buyer to enable Buyer to make a determination regarding the purchase of such Restricted Business. Buyer shall have ten (10) days after the receipt of such notice to elect in writing to enter into negotiations with Seller for the purchase of such Restricted Business. Buyer’s failure to respond to such notice shall be deemed an election not to exercise its Option. Buyer’s election not to enter into negotiations with Seller shall relieve Seller of any obligation to sell the applicable Restricted Business to Buyer, but shall not serve as an election to forego its option rights with respect to any future Restricted Business purchased by Seller. In the event that Buyer elects to enter into negotiations with Buyer, Seller shall have sixty (60) days after Buyer exercises its Option to enter into a letter of intent with respect to the Buyer’s purchase of the Restricted Business. Both parties shall negotiate in good faith with respect to such letter of intent and the fair market value of such Restricted Business. If Seller and Buyer shall have failed to enter into a letter of intent after sixty (60) days, the Option shall be deemed to have expired.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, engage, or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring or engaging as an independent contractor (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, engage, or solicit any person who is or was employed by the Seller during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(c) shall prevent Buyer or any of its Affiliates from hiring or engaging as an independent contractor (i) any employee whose employment has been terminated by Seller or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d) Seller and Buyer each acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer or Seller, as applicable, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Buyer, as applicable, of any such obligations, Buyer or Seller, as applicable shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller and Buyer each acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and Seller and constitute a material inducement to Buyer and Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as reasonably possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a

Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period equal to the longer of six (6) years or the amount of time required by applicable Law, after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period equal to the longer of six (6) years or the amount of time required by applicable Law, following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records or provide Buyer access as otherwise provided in the Transition Services Agreement.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Receivables. From and after the Closing and except as otherwise provided in the Transition Services Agreement or the Origination Agreement, if Seller or any of its Affiliates receives or collects any funds relating to any Receivable or other Purchased Assets, Seller or its Affiliate shall remit such funds to Buyer within one (1) Business Day after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within one (1) Business Day after its receipt thereof.

Section 6.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be shared equally between Buyer and Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.15 Transition Matters.

(a) The Parties agree that the Conversion will occur after the Closing, on a date to be mutually agreed by the Parties. Prior to the Conversion and as provided in the Transition Services Agreement, Seller will service the Purchased Loans and provide certain banking services for the Business.

(b) Buyer will provide Seller with a timetable (reasonably acceptable to Seller), data and other materials necessary for Seller to complete the Conversion. Included in such information will be initial data definitions and layouts, which Seller can use to form the basis for electronic data transfers by Seller or its service provider.

(c) As promptly as practical after the Closing Date, Buyer and Seller shall each appoint qualified staff members to act as project managers for the Conversion (each a “Conversion Manager”). The Conversion Managers shall act as the principal contacts between the Parties on matters relating to the Conversion and shall mutually develop a conversion plan.

Section 6.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Effective Time and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller or committees thereof authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Buyer shall have entered into employment agreements satisfactory to Buyer with Key Employees.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.04, Section 5.05 and Section 5.07, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.04, Section 5.05 and Section 5.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(f) Seller shall have received a certificate, dated the Effective Time and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.20, Section 5.01, Section 5.02, Section 5.04, Section 5.05, and Section 5.07 shall survive indefinitely, (ii) Section 4.16 shall survive for a period of five (5) years after the Closing, and (iii) Section 4.17 and Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitation:

(a) For purposes both of determining any inaccuracy in or breach of any representation or warranty and of computing Losses pursuant to this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined, and Losses therefrom computed, without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b) A Buyer Indemnitee shall not be entitled to indemnification pursuant to this Article VIII, until the aggregate amount of all Losses suffered by all Buyer Indemnitees exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), at which point the full amount of all Losses from the first dollar shall be recoverable. A Seller Indemnitee shall not be entitled to indemnification pursuant to this Article VIII, until the aggregate amount of all Losses suffered by all Seller Indemnitees exceeds the Basket, at which point the full amount of all Losses from the first dollar shall be recoverable.

(c) The amount of any Losses suffered or incurred by any Buyer Indemnitee or Seller Indemnitee shall be reduced by the amount of any insurance proceeds paid to the indemnified party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(d) In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive damages or special damages, unless such punitive damages, or special damages are actually awarded in a Third Party Claim.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the lower of five (5%) percent per annum or the highest permissible rate under the Law. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 30, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 30, 2018, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller by written notice in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, (i) Buyer shall pay all amounts due to Horizon, FISERV or other third party provider for Conversion services from Seller to Buyer and (ii) Seller shall pay all amounts due to Horizon, FISERV or other third party provider for de-Conversion services from Xenith to Seller.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:

Union Bank & Trust

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

E-mail: john.asbury@bankatunion.com

     rachael.lape@bankatunion.com

Attention: John C. Asbury, President and Chief Executive Officer

         Rachael R. Lape, Senior Vice President and General Counsel

with a copy to:	Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 Facsimile: 804-698-6014 E-mail: jake.lutz@troutman.com Attention: Jacob A. Lutz III

If to Buyer:	Home Bancshares, Inc. 719 Harkrider, Ste 100 Conway, AR 72031 Facsimile: 501-328-4658 E-mail: rsims@my100bank.com Attention: C. Randall Sims

with a copy to:	Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 W Capitol, Ste 1800 Facsimile: 501-918-7866 E-mail: dbuford@mwlaw.com Attention: C. Douglas Buford, Jr.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arkansas without giving effect to any choice or conflict of law provision or rule (whether of the State of Arkansas or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARKANSAS IN EACH CASE LOCATED IN THE CITY OF CONWAY AND COUNTY OF FAULKNER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE,

EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNION BANK & TRUST

By:	/s/ Robert Michael Gorman
Name:	Robert Michael Gorman
Title:	Executive Vice President and Chief Financial Officer

HOME BANCSHARES, INC.

By	/s/ Brian Davis
Brian Davis
Chief Financial Officer

CENTENNIAL BANK

By	/s/ Tracy French
Tracy French
Chief Executive Officer